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                                                 EXHIBIT 3.13


                   ARTICLES OR INCORPORATION

                               OF

                 KENNEDY ENDEAVORS, INCORPORATED


                            ARTICLE I
                              Name

          The name of this corporation is KENNEDY ENDEAVORS, INCORPORATED.

                           ARTICLE II
                            Duration

          The period of its duration is perpetual.

                           ARTICLE III
                            Purposes

          This corporation is organized for the following purposes:

          (a) To engage in any business, trade, or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act.

          (b) To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

          The foregoing clauses of this Article III shall each be construed as purposes and powers, and the matters expressed in each clause shall be in no way limited or restricted by reference to or inference from the terms or any other clauses, but shall be regarded as independent purposes and powers; and nothing contained in these clauses shall be deemed in any way to limit or exclude any power, right, or privilege given to this corporation by law or otherwise.

                           ARTICLE IV

                             Shares

          This corporation shall have authority to issue fifty thousand (50,000) shares of common stock, having no par value.

                            ARTICLE V
           Contracts In Which Directors Have Interest

          Any contract or other transaction between this corporation and one or more of its directors, or between this




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corporation and any corporation, firm, association, or other entity of which one or more of its directors are stockholders, members, directors, officers, or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction and notwithstanding his or their participation in such action, by voting or otherwise, even though his or their presence or vote, or both, might have been necessary to obligate this corporation upon such contract or transaction; provided, that the fact of such interest shall be disclosed to or known by the Directors acting on such contract or transaction.

                           ARTICLE VI
                            Directors

          The number of directors of this corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified therein.

                           ARTICLE VII
                             Bylaws

          The Board of Directors shall have the power to adopt, amend, or repeal the Bylaws for this corporation, subject to the power of the shareholders to amend or repeal such Bylaws.

                          ARTICLE VIII
                   Registered Office and Agent

          The address of the initial registered office of this corporation is 15812 Bowman Hilton Road, Puyallup, Washington,
98372, and the name of its initial registered agent is TIMOTHY D.
KENNEDY.

                           ARTICLE IX
                        Preemptive Rights

          Preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                            ARTICLE X
                        Cumulative Voting

          The right to cumulate votes in the election of directors shall exist with respect to shares of stock of this corporation.

                           ARTICLE XI
             Amendments of Articles Of Incorporation

          This corporation reserves the right to amend or repeal


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any of the provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and the rights of the shareholders of this corporation are granted subject to this reservation.


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